Exhibit 99.3

CONSENT OF THE BVA GROUP LLC

We hereby consent to the use in the Registration Statement (Form S-4) of Majesco (“Majesco”) and in the Proxy Statement/Prospectus of Majesco and Cover-All Technologies Inc. (“Cover-All”), which is part of the Registration Statement, of our opinion letter, dated December 14, 2014, to the Board of Directors of Cover-All, appearing as Annex B to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Opinion of BVA to the Cover-All Board of Directors”, “Risk Factors—Risks Related to the Merger and the Combined Company”, “The Merger—Recommendations of the Cover-All Board of Directors and its Reasons for the Merger” and “The Merger—Opinion of BVA to the Cover-All Board of Directors”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

THE BVA GROUP LLC

By:	/s/ Todd C. Fries
Name:	Todd C. Fries
Title: Senior Vice President

February 19, 2015